UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2016

LABORATORY CORPORATION OF AMERICA HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	1-11353	13-3757370
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 7, 2016, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced the successful completion of the offering period for the cash tender offer by its direct wholly owned subsidiary, Savoy Acquisition Corp. (“Purchaser”), for all outstanding shares of common stock of Sequenom, Inc. (NASDAQ: SQNM) (“Sequenom”), including the associated preferred stock purchase rights (together with the common stock, the “Shares”). The depositary for the tender offer has advised LabCorp that, as of 12:01 a.m., Eastern time, on September 7, 2016, the expiration of the offering period, stockholders of Sequenom had validly tendered 82,901,857 Shares (including Shares tendered through notices of guaranteed delivery) during the offering period, representing an aggregate of approximately 69% of Sequenom’s outstanding shares of common stock as of such time (or approximately 67% of outstanding shares excluding notices of guaranteed delivery), which Shares are sufficient to have met the minimum condition of the offer and to enable the Merger (as defined below) to occur under Delaware law without a vote of Sequenom’s stockholders. Purchaser has accepted for payment all Shares validly tendered and not properly withdrawn during the offering period, and the consideration for all such Shares either has been paid or will be paid promptly.

LabCorp also announced that, following the completion of the offering period, Purchaser was merged with and into Sequenom (the “Merger”) without a vote of the stockholders of Sequenom, as permitted by the Delaware General Corporation Law. In the Merger, each Share not tendered and accepted for payment in the offer, other than those Shares with respect to which the holders properly exercise appraisal rights and Shares held by LabCorp or Purchaser, has been converted into the right to receive $2.40 net to the seller in cash, without interest thereon and subject to applicable withholding taxes. As a result of the Merger, Sequenom became a direct wholly owned subsidiary of LabCorp and Sequenom’s shares will cease to be traded on the NASDAQ Global Select Market.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated September 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. Samuel Eberts III
F. Samuel Eberts III
Chief Legal Officer and Secretary

Dated:  September 7, 2016

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release dated September 7, 2016